Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Hennessy Advisors, Inc. on Form S-3 (No. 333-251201) and S-8 (No. 333-188439) of our report dated December 6, 2023, with respect to our audits of the financial statements of Hennessy Advisors, Inc. as of September 30, 2023 and 2022, and for the years ended September 30, 2023 and 2022, which report is included in this Annual Report on Form 10-K of Hennessy Advisors, Inc. for the year ended September 30, 2023.

/s/ Marcum LLP
Marcum LLP
San Francisco, California
December 6, 2023